UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                    Under the Securities Exchange Act of 1934





                           ISTA Pharmaceuticals, Inc.
                           --------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                   45031X 10 5
                                   -----------
                                 (CUSIP Number)


                                December 19, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

                       |X|     Rule 13d-1(b)

                       | |     Rule 13d-1(c)

                       | |     Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required in the remainder of this coverage page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

CUSIP No. 45031X  10  5              13G                      Page 2 of 4 Pages
-------------------------------------------------------------------------------

          1      NAME OF REPORTING PERSON

                 Otsuka Pharmaceuticals Co., Ltd.

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 N/A
-------------------------------------------------------------------------------
          2      CHECKTHE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                 (a) [  ]         (b) [  ]

-------------------------------------------------------------------------------
          3      SEC USE ONLY

-------------------------------------------------------------------------------
          4      CITIZENSHIP OR PLACE OF ORGANIZATION

                 Japan

-------------------------------------------------------------------------------
                    NUMBER OF        5      SOLE VOTING POWER
                     SHARES
                  BENEFICIALLY              845,665 shares of common stock
                    OWNED BY
                      EACH
                                  ---------------------------------------------
                    REPORTING        6      SHARED VOTING POWER
                     PERSON
                      WITH                    -0-
                                  ---------------------------------------------
                                     7      SOLE DISPOSITIVE POWER

                                            845,665 shares of  common stock

                                  ---------------------------------------------
                                     8      SHARED DISPOSITIVE POWER

                                              -0-
-------------------------------------------------------------------------------
         9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 845,665 shares of common stock


-------------------------------------------------------------------------------
         10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*


-------------------------------------------------------------------------------
         11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 5.1%

-------------------------------------------------------------------------------
         12      TYPE OF REPORTING PERSON*

                 CO

-------------------------------------------------------------------------------

                                                               Page 3 of 4 Pages

Item 1(a):        NAME OF ISSUER

                           ISTA Pharmaceuticals, Inc.

Item 1(b):        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                           15279 Alton Parkway 100
                           Irvine, CA   92618

Item 2(a):        NAME OF PERSON FILING

                           Otsuka Pharmaceutical Co., Ltd.

Item 2(b):        ADDRESS OF PRINCIPAL BUSINESS OFFICE

                           2-9, Kanda Tsukasa-cho
                           Chidyoda-ku, Tokyo   101-8535
                           Japan

Item 2(c):        CITIZENSHIP

                           Japan

Item 2(d):        TITLE OF CLASS OF SECURITIES

                           Common Stock

Item 2(e):        CUSIP NUMBER

                           45031X  10  5

Item 3: This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

Item 4:           OWNERSHIP

                  (a)      Amount Beneficially Owned:
                           845,665 shares of Common Stock

                  (b)      Percent of Class
                           5.1%

                  (c)      Number of Shares as to Which Such Person Has:

                           (i)      sole power to vote or direct the vote:
                                    845,665 shares of Common Stock

                           (ii)     shared power to vote or direct the vote
                                    -0-

                                                               Page 4 of 4 Pages


                           (iii) Sole power to dispose or to direct the disposition of:
                                    845,665 Shares of Common Stock

                           (iv) Shared power to dispose or to direct the disposition of:
                                    -0-

Item 5:           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           If this statement is being to report the fact that as
                  of Date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. | |

Item 6:           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  N/A

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                  N/A

Item 8:           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  N/A

Item 9:           NOTICE OF DISSOLUTION OF GROUP

                  N/A

Item 10:          CERTIFICATION

                           By signing below, I certify that to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

February 1, 2002
_____________________________
Date


/s/   Ichiro Otsuka
_____________________________
Signature

Ichiro Otsuka
_____________________________
Name (Typed)